Exhibit 99.1

USANA Announces Formation of Board Sustainability Committee

SALT LAKE CITY--(BUSINESS WIRE)--February 16, 2021--USANA (NYSE: USNA), USANA Health Sciences, Inc. today announced that its Board of Directors has formed a Sustainability Committee to oversee and advise on all matters related to corporate sustainability, including environmental, social and governance (ESG) and corporate social responsibility (CSR) matters. The Sustainability Committee was formed to ensure that USANA’s business strategies and activities remain aligned with important matters related to sustainability, ESG and CSR.

USANA has been committed to improving the health and wellness of individuals and families around the world for nearly three decades. The Company manufactures and markets high quality nutritional supplements to serve and support its customers.

“The Board’s formation of a Sustainability Committee aligns with USANA’s core values and vision of building the healthiest family on earth. We will continue to incorporate and advance sustainability-related best practices across all of our markets as we strive to improve communities around the world,” said Kevin Guest Chief Executive Officer and Chairman of the Board.

The Sustainability Committee is composed of directors Peggie Pelosi, Chair; John Fleming; Frederic Winssinger; and Tim Wood.

“USANA is committed to advancing its leadership role in global sustainability,” said Peggie Pelosi, Chair of the Sustainability Committee. “Guided by our vision, purpose and values, we recognize the responsibility we have to all of our stakeholders, and the opportunity we have to be part of the global sustainability solution. We look forward to sharing our accomplishments in this important area with you this year and going forward.”

About USANA

USANA (NYSE:USNA) develops and manufactures high-quality nutritional supplements, functional foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Contacts

Investors contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280